Registration
                                                         Number 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933

                                  GO2NET, INC.
               (Exact name of issuer as specified in its charter)

           Delaware                                     91-1710182
(State of Incorporation)                   (IRS Employer Identification Number)

             999 Third Avenue, Suite 4700, Seattle, Washington 98104
                    (Address of Principal Executive Offices)

                                 (206) 447-1595
              (Registrant's telephone number, including area code)

                       GO2NET, INC. 1996 STOCK OPTION PLAN
                             WEB21 STOCK OPTION PLAN

                            (Full title of the Plan)

                             Thomas M. Camp, Esquire
                           Hutchins, Wheeler & Dittmar
                           A Professional Corporation
                               101 Federal Street
                           Boston, Massachusetts 02110
                                 (617) 951-6600
            (Name, address and telephone number of agent for service)

                         CALCULATION OF REGISTRATION FEE

                                                           Proposed            Proposed
  Title of                                                Maximum              Maximum
Securities                    Amount                        Offering           Aggregate                   Amount of
     to be                       to be                         Price           Offering                 Registration
Registered                  Registered                     Per Share             Price                         Fee


Go2Net, Inc.
1996 Stock
Option Plan              5,087,355 shares(1)           $ 11.64(2)          $ 59,216,812(2)             $ 16,462(2)

Common Stock,            2,912,645 shares              $129.13(3)          $376,109,849(3)             $104,558(3)
$.01 par value
per share

Web21 Stock
Option Plan                 49,015 shares(4)           $ 21.45(5)          $  1,051,372(5)             $    292(5)

TOTAL                    8,049,015 shares                                  $436,378,033                $121,312


(1) Registrant is registering an aggregate of 8,000,000 shares under its 1996 Stock Option Plan pursuant to this Registration Statement. This aggregate number represents an increase in the shares reserved for issuance under Registrant's 1996 Stock Option Plan, which increase was approved by Registrant's shareholders at a meeting held on March 22, 1999. Of the 8,000,000 shares covered by this increase, as of March 31, 1999, 5,087,355 shares were subject to outstanding options.

(2) Computed in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. All such shares are issuable upon the exercise of outstanding options with fixed exercise prices. The computation with respect to such outstanding options is based on the weighted average per share exercise price of the options, the shares issuable under which are registered hereby.

(3) Computed in accordance with Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee. The computation with respect to unissued options is based upon the average high and low sale prices of the Common Stock as reported on the Nasdaq National Market on April 5, 1999.


(4) Reflects the number of shares of Go2Net Common Stock issuable upon exercise of options granted by Web21 and assumed by Go2Net pursuant to the Agreement and Plan of Merger dated as of December 31, 1998, among Go2Net, WTO Acquisition Corp., Web21 and certain stockholders of Web21. The number of shares issuable upon exercise of such former Web21 options was determined by multiplying the number of such options outstanding on the closing date by 0.06524, the applicable exchange factor.

(5) Computed in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. All such shares are issuable upon the exercise of outstanding options with fixed exercise prices. The computation with respect to such outstanding options is based on the weighted average per share exercise price of the options, the shares issuable under which are registered hereby.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference

         The Company hereby  incorporates  by reference the documents  listed in
(a) through (c) below. In addition, all documents subsequently filed by the Company pursuant to Section 13, 14 and 15(d) of the Securities Exchange Act of 1934 (prior to filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold) shall be deemed to be incorporated by reference in this Registration Statement and to be a part thereof from the date of filing of such documents.

         (a) The Company's latest annual report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, which contains either directly or by incorporation by reference, audited financial statements for the Company's latest fiscal year for which such statements have been filed.

         (b) All of the reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the annual report or the prospectus referred to in (a) above.

         (c) The description of the Company's Common Stock which is contained in the Registration Statement filed by the Company under the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

Item 4.  Description of Securities

         Inapplicable.

Item 5.  Interests of Named Experts and Counsel

         The validity of the authorization and issuance of the Common Stock offered hereby will be passed upon for the Company by Hutchins, Wheeler & Dittmar, A Professional Corporation, Boston, Massachusetts.

Item 6.  Indemnification of Directors and Officers

         As permitted by Section 145 of the Delaware General Corporation Law, Go2Net's Amended and Restated Certificate of Incorporation, as amended, includes a provision that eliminates the personal liability of its directors for monetary damages for breach or alleged breach of their duty of care. In addition, the Delaware General Corporation Law and Go2Net's Amended and Restated By-laws provide for indemnification of Go2Net's directors and officers for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of Go2Net, and with respect to any criminal action or proceeding, actions that the indemnitee has no reasonable choice to believe were unlawful.

         Go2Net has purchased insurance with respect to, among other things, the liabilities that may arise under the provisions referred to above. The directors and officers of the Company also are insured against certain liabilities, including certain liabilities arising under the Securities Act of 1933, as amended, which might be incurred by them in such capacities and against which they are not indemnified by Go2Net.

         Item 7.  Exemption from Registration Claimed

         Not applicable.

         Item 8.  Exhibits

         Number              Description

             4.1             GO2NET, INC. 1996 STOCK OPTION PLAN.

             4.2             WEB21 STOCK OPTION PLAN.

             5.1 Opinion of Hutchins, Wheeler & Dittmar, A Professional Corporation, as to legality of shares being registered and consent of Hutchins, Wheeler & Dittmar, A Professional Corporation.

             23.1           Consents of Ernst & Young LLP-Independent Auditors.

             23.2           Consent of HWD (included in Exhibit 5.1)

             24.1           Powers of Attorney (See page S-1).

        Item 9.  Undertakings

        The undersigned Registrant hereby undertakes the following:

        (a)  The undersigned Registrant hereby undertakes:

                (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

                (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) The undersigned Registrant hereby undertakes, that, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Seattle, Washington, on April 12, 1999.

                               GO2NET, INC.


                               By  /s/ Russell C. Horowitz
                                   Russell C. Horowitz
                                   Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Russell C. Horowitz his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or in his name, place and stead, in any and all capacities to sign any and all amendments or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


    Signature                                      Title                                             Date

     /s/ Russell C. Horowitz                       Director, Chief Executive                  April 12, 1999
-----------------------------------------
Russell C. Horowitz                                Officer and Chief Financial
                                                   Officer (principal executive
                                                   officer and accounting officer)

     /s/ John Keister                              Director                                  April 12, 1999
-----------------------------------------------
John Keister

     /s/ Dennis Cline                              Director                                   April 12, 1999
----------------------------------------------
Dennis Cline

                                                   Director                                   April __, 1999
------------------------------------------
Martin L. Schoffstall

     /s/ Oren Etzioni                              Director                                   April 12, 1999
Oren Etzioni

     /s/ Michael J. Riccio, Jr.                    Director                                   April 12, 1999
-------------------------------------------
Michael J. Riccio, Jr.


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549







                                    EXHIBITS

                                       to

                                    FORM S-8






                             REGISTRATION STATEMENT

                                      under

                           THE SECURITIES ACT OF 1933









                                  GO2NET, INC.
             (Exact name of registrant as specified in its charter)